Exhibit 6.11

GUARANTY AND PLEDGE AGREEMENT

THIS GUARANTY AGREEMENT, made as of this 31st day of December 2022, by and among TerraCycle, Inc. ("Borrower"); and TerraCycle US Inc. ("Lender or Secured Party”).

WHEREAS, Borrower and Lender have entered into that certain Term Loan Agreement dated July 1, 2019, as amended (“Term Loan Agreement”).

WHEREAS, the Term Loan Agreement provides for Borrower to borrow up to Ten Million dollars ($10,000,000.00) (the "Loan Limit`");

WHEREAS, Lender requires that Borrower provide a guarantee for all amounts borrowed under the Term Loan Agreement and pledge of cash and receivables (from Lender and its domestic affiliates) (“Pledged Assets”) as collateral security for the payment when due of any and all of Borrower's indebtedness to Lender under the Term Loan Agreement (collectively, the “Obligation”); and

WHEREAS, it has been made a condition of Term Loan Agreement that the Borrower enter into and deliver this Guaranty and Pledge;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the parties hereto agree as follows:

1. As collateral security for the prompt payment when due of the Obligation and Borrower’s compliance with the Obligation, together with any additions, extensions, renewals, consolidations, wraparounds or modifications thereof, Borrower hereby grants to Lender a security interest in and to the Pledged Assets.

2. The Borrower represents and warrants to Lender as follows:

(a) The Pledged Assets are validly and duly pledged with Secured Party pursuant to this Agreement, and the Borrower agrees to defend Secured Party's right, title, lien and security interest in and to the Pledged Assets; and

(b) Borrower is the owner of the Pledged Assets, and has good title to the Pledged Assets, free and clear of all agreements, options, claims, mortgages, pledges, liens, encumbrances and security interests of every nature whatsoever; no other person, firm or corporation has any interest in or claim to such Pledged Assets; and no consent or approval of any governmental or regulatory authority, or of any securities exchange, or of any person, firm or corporation, was or is necessary to the validity of this pledge (other than consent of Secured Party, which is hereby given.

3. So long as this Agreement is in effect, the Borrower covenants with Lender, except as may be agreed by Lender in writing, Borrower shall not give, transfer, assign, convey or pledge or otherwise encumber any interest in the Pledged Assets.

4. An “Event of Default” under this Agreement shall mean an Event of Default under the Term Loan (as defined therein).

5. In case an Event of Default shall have occurred which was not cured within the Event of Default’s applicable cure period, Lender shall, without upon providing prior written notice thereof to Borrower, in addition to any and all other remedies available to it, have the rights to:

(a) Exercise any and all rights of collection, conversion or exchange, and any and all other rights, privileges, options or powers of the owner of the Pledged Property pertaining or relating thereto; Borrower hereby irrevocably constitutes and appoints Secured Party as Borrower's proxy and attorney-in-fact with full power of substitution so to do, and Borrower hereby further agrees to execute at any time in the future such additional instrument or instruments as may be required in order to confirm the proxy and power hereby granted; and/or

(b) At any time after the occurrence of any uncured Event of Default within the applicable cure periods, and upon thirty (30) days' written notice of intention so to do given to Borrower, sell, assign, and/or deliver all or, from time to time, any part of the Pledged Assets. Any such sale, assignment or delivery may take place at any private sale or public auction, with or without demand, advertisement or notice of the time or place of sale or adjournment thereof or otherwise, for cash, for credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as Secured Party, in its uncontrolled discretion, may determine, Borrower hereby waiving and releasing any and all right or equity of redemption whether before or after such sale hereunder. Secured Party shall have the right to bid at said sale or sales, whether public or private, and to purchase the whole or any part of the Pledged Assets, so sold at such sale or sales, free from any such right or equity or redemption; PROVIDED, HOWEVER, that prior to the sale of the Pledged Assets, Borrower may pay in full the unpaid balance of the indebtedness secured hereby, together with accrued interest, and all costs (including attorneys' fees) of Secured Party, relating to the enforcement of the Obligation, in which event the Pledged Assets shall be returned to Borrower. For the purposes hereof, an agreement to sell all or any part of the Pledged Assets shall be treated as a sale thereof, and Secured Party shall be free to carry out such sale pursuant to such agreement, and Borrower shall not be entitled to the return of any Pledged Assets subject thereto, notwithstanding that after Secured Party shall have entered into such an agreement all Events of Default may have been remedied; and/or

(c) Dispose of the Pledged Assets or any portion thereof, prior to or concurrently with or after proceeding against other collateral or guarantors of the indebtedness secured by this Agreement; and/or

(d) In addition to any and all rights herein provided (any one or more of which may be exercised by Secured Party in its discretion), and not by way of substitution or replacement therefor, Secured Party shall have any and all rights provided by the laws of the State of New Jersey, including the Uniform Commercial Code in effect therein (N.J.S.A. 12A:1-101, et seq.) and any other law, whether by statute or otherwise, applicable to the rights of a secured party, to the holder of a pledge or the holder of a security interest in stock or securities generally, before or following default in the obligations of the person creating the pledge or security interest in the said stock as collateral security for the performance of such obligations.

6. Secured Party shall apply the proceeds of any sale of the whole or any part of the Pledged Assets, together with any other monies held at the time by Secured Party under the provisions of this Agreement, after deducting all costs and expenses of collection, enforcement, sale and delivery (including without limitation, counsel fees and expenses) incurred by Secured Party in connection with such sale, to the payment of all amounts due and payable to Secured Party pursuant to the instruments of indebtedness secured hereby and any other instruments, evidences of debt or other documents executed and delivered by the Secured Party or Borrower or any other party to Secured Party in connection with the indebtedness secured hereby, the application as between such liabilities as are owing to Secured Party and as between principal and interest to be such as Secured Party may, in his sole discretion, determine. Upon payment in full of all such amounts, Secured Party shall pay over any balance of such proceeds and other monies to Borrower and/or such other party or parties as shall be properly entitled thereto.

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7. Borrower hereby waives notice of acceptance hereof and right to trial by jury in any action hereunder, presentment and protest of any instrument and notice thereof, notice of default and all other notices to which he may be entitled except for such notices expressly required by this Agreement.

8. No modification or waiver of any of the provisions hereof shall be effective unless in writing and signed by all parties hereto and then only in the specific instance for which given.

9. This Agreement shall be deemed to be a contract made under the laws of the State of New Jersey and shall be construed in accordance with and governed by the laws of said State.

10. Any notices or other communications required or permitted hereby shall be sufficiently given if in writing, and (a) delivered personally, (b) via facsimile with a confirmed receipt, or (c) mailed by registered or certified mail, return receipt requested, postage prepaid, at a post office regularly maintained by the United States Postal Service, to the parties hereto, as applicable, at their appropriate addresses set forth at the beginning of this Agreement. Notices sent by courier shall be deemed given upon delivery to such courier for further delivery. Mailed notices, as provided herein, shall be deemed given upon mailing. Any party may, by notice given as aforesaid, change the address for notices to it. All notices to be provided to Secured Party and Borrower.

11. The parties hereto agree to execute and deliver such further documents and instruments as may from time to time hereafter be required to perfect Secured Party's security interest in the Pledged Assets hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed as of the date and year first above written.

[signature page follows]

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LENDER/SECURED PARTY:

/s/ Javier Daly, Chief Financial Officer
TerraCycle US Inc.

BORROWER:

/s/ Daniel Rosen, General Counsel
TerraCycle, Inc.

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